Exhibit 99.1

ARC RESOURCES LTD.
Notice of Annual Meeting of Shareholders

TO:           THE SHAREHOLDERS OF ARC RESOURCES LTD.

TAKE NOTICE that an Annual Meeting (the "Meeting") of the holders ("Shareholders") of common shares ("Common Shares") of ARC Resources Ltd. (the "Corporation") will be held at the Ballroom in the Metropolitan Centre, 333 - 4th Avenue S.W., Calgary, Alberta, on Wednesday, the 18th day of May, 2011, at 3:30 p.m. (Calgary time) for the following purposes:

1.	To receive and consider the Consolidated Financial Statements of the Corporation for the year ended December 31, 2010 and the auditors' report thereon.

2.	To elect the directors of the Corporation.

3.	To appoint auditors of the Corporation.

4.
To consider and, if thought fit, approve a resolution (the full text of which is set forth in the accompanying Information Circular - Proxy Statement) to accept the Corporation's approach to executive compensation.

5.	To transact such other business as may properly be brought before the Meeting or any adjournment thereof.

The specific details of the matters proposed to be put before the Meeting are set forth in the Information Circular - Proxy Statement accompanying and forming part of this Notice.

Shareholders of the Corporation who are unable to attend the Meeting in person are requested to date and sign the enclosed Instrument of Proxy and to mail it to or deposit it with Computershare Trust Company of Canada ("Computershare"), 100 University Avenue, 9th Floor, Toronto, Ontario M5J 2Y1.  In order to be valid and acted upon at the Meeting, forms of proxy must be returned to the aforesaid address not less than 48 hours before the time set for the holding of the Meeting or any adjournment thereof.

The Consolidated Financial Statements, the Auditor’s Report thereon and Management’s Discussion and Analysis are contained in the 2010 Annual Report, which is mailed to Registered Shareholders and to Non-Registered (or Beneficial) Shareholders who have opted to receive it.  The 2010 Annual Report can also be found on our website www.arcresources.com.

The Board of Directors of the Corporation has fixed the record date for the Meeting at the close of business on April 8, 2011 (the "Record Date").  Only Shareholders whose names have been entered in the register of Common Shares at the close of business on the Record Date will be entitled to receive notice of and to vote at the Meeting provided, however, that if any Shareholder transfers Common Shares after the Record Date and the transferee of those shares, having produced properly endorsed certificates evidencing such shares or having otherwise established that such transferee owns such shares, demands, not later than 10 days before the Meeting, that the transferee's name be included in the list of Shareholders entitled to vote at the Meeting, such transferee shall be entitled to vote such Common Shares at the Meeting.

DATED at Calgary, Alberta, this 25th day of March, 2011.

BY ORDER OF THE BOARD OF DIRECTORS

(signed)
John P. Dielwart
Chief Executive Officer